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                                                                    EXHIBIT 10.1



                             CONSULTING AGREEMENT


        This Consulting Agreement (this "Agreement") is made and entered into this 10th day of June, 1995, the Effective Date, by and between Electronic Transmission Corporation, a Texas corporation ("ETC"), and Ken Andrew ("Mr. Andrew").

        ETC desires to employ Mr. Andrew as a Business Consultant and Mr. Andrew desires to accept such employment with ETC, all on the following terms and subject to the following conditions.

        NOW, THEREFORE, ETC and Mr. Andrew hereby agree as follows.

        1. Employment. ETC hereby employs Mr. Andrew, and Mr. Andrew hereby accepts employment by ETC, for the term and compensation and subject to the terms and conditions hereinafter set forth.

        2. Duties of Mr. Andrew. Mr. Andrew shall serve in the capacity of Business Consultant. In that capacity, Mr. Andrew shall have responsibility for advising ETC concerning its proposed merger with ETC Transaction Corporation and becoming a "public" company. Mr. Andrew shall not make any agreements, representations, or performance guarantees, or execute or agree to any instruments or contracts, on behalf of ETC or any of its subsidiaries or affiliates without prior consent of ETC's chief executive officer or Board of Directors.

        3. Compensation. As compensation for services to be rendered to ETC in the capacities set forth above, ETC shall pay Mr. Andrew on the earlier of the filing date of a registration statement on Form S-8 or April 30, 1997, two hundred twenty thousand (220,000) post merger shares of ETC.

        4. Reimbursement of Expenses. ETC shall reimburse Mr. Andrew for all pre-approved travel and other expenses actually incurred by him in connection with ETC business, provided that such expenses are reasonable and are in accordance with ETC policies. Such reimbursement shall be made to Mr. Andrew upon appropriate documentation of such expenditures in accordance with ETC policies.

        5. Term. The term of this Agreement shall be for the period commencing on June 10, 1995, and ending upon completion of the proposed merger, subject to earlier termination as provided in Section 6.

        6. Termination. This Agreement and Mr. Andrew's employment hereunder shall terminate in the event of Mr. Andrew's death of if Mr. Andrew becomes permanently disabled as determined by the ETC Board of Directors. This Agreement and Mr. Andrew's employment hereunder may
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Employment Agreement Between ETC and Ken Andrew  Page 2



be terminated immediately by ETC "For cause" at any time the ETC Board of Directors determines, in the exercise of its good faith judgment, that Mr. Andrew has engaged in gross malfeasance or willful misconduct in performing his duties hereunder and that his continued employment by ETC no longer is in the best interests of ETC.

        7. Non-Disclosure of Information and Trade Secrets. During his employment hereunder and thereafter, Mr. Andrew will not disclose to any person or entity not directly connected with ETC, or use for his own benefit, any of the trade secrets, financial information, systems, records, or business methods of ETC or its subsidiaries or affiliates, or any of the business relationships between ETC or its subsidiaries or affiliates and any of their business partners or customers, unless such disclosure shall be in direct connection with or a part of Mr. Andrew's performance of his duties hereunder.

        8. Notices. All notices hereunder shall be in writing and delivered personally or sent by U.S. Mail or recognized courier service, addressed as follows or to such other address for itself as any party may specify hereunder:

                If to ETC:              Electronic Transmission Corporation
                                        5025 Arapaho, Suite 515
                                        Dallas, Texas 75248

                If to Mr. Andrew:       Mr. Ken Andrew
                                        1106 N. Hwy 360, Suite 100
                                        Grand Prairie, Texas 75050

        9. Entire Agreement, Counterparts, Governing Law. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof, superseding all prior or contemporaneous understandings, arrangements, or agreements of the parties, and may be amended, supplemented, or waived in whole or in part only by an instrument in writing executed by the parties hereto, save and except for any Non-Disclosure, Non-Compete agreement which may be in effect between the parties. No party may assign this Agreement or its rights or obligations hereunder without the written consent of all other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, and assigns. The headings herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, and by the parties in separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.


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Employment Agreement Between ETC and Ken Andrew   Page 3




        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its duly authorized representatives, on and effective as of the Effective Date.


                                        ELECTRONIC TRANSMISSION CORPORATION



                                        By: /s/ L. Cade Havard
                                           ------------------------------------
                                                L. Cade Havard
                                                Chairman and Chief Executive
                                                Officer

                                        MR. ANDREW


                                        /s/ KEN ANDREW
                                        ---------------------------------------
                                            Ken Andrew